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                                                                    Exhibit 99.1
NEWS RELEASE                                            [AMD LETTERHEAD]


                                                        CONTACT:
                                                        Scott Allen
                                                        Public Relations
                                                        (408) 749-3311

                                                        John Greenagel
                                                        Corporate Communications
                                                        (408) 749-3310

                                                        Toni Beckham
                                                        Investor Relations
                                                        (408) 749-3127


          AMD ANNOUNCES PLAN TO SELL COMMUNICATIONS BUSINESS UNITS


     SUNNYVALE, CA-OCTOBER 6, 1999-AMD announced today that it has engaged Donaldson, Lufkin, & Jenrette and Salomon Smith Barney to find a buyer for its Communications Group.

     The Communications Group includes the Communications Products Division, which provides integrated circuits for telecommunications applications, and the Network Products Division, which supplies integrated circuits for data communications and computer connectivity. Together, these product groups employ approximately 400 people, primarily in Sunnyvale, California, and Austin, Texas. The Communications Products and Network Products divisions produced aggregate revenues of approximately $70 million in the just-completed quarter. AMD said it plans to complete the sale in the first half of 2000.

     "AMD has long been a leader in providing solutions for networked computation and communications," said W.J. Sanders III, chairman and chief executive officer. "Going forward, our efforts will focus on providing communications-enabled solutions at the personal computer platform level, where we can leverage our chipset design and systems expertise and the AMD Athlon processor. The interests of our customers, shareholders and employees will be best served by our action.
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     "The explosive growth of the Internet and the enormous opportunities in telecommunications are creating huge new markets," Sanders continued. "The AMD Communications Group has a rich intellectual property portfolio (including hundreds of patents), desirable products, and an experienced and skilled workforce to serve a broad range of communications applications. AMD will focus its energies and resources on convergence, based on a communications-centric PC platform. AMD will retain rights to the communications intellectual property essential to execution of our convergence strategy.

     "The sale of the Communications Group will provide AMD additional resources to enhance growth prospects for our most promising opportunities in flash memory and platform solutions featuring the industry-leading AMD Athlon processor," Sanders concluded.

About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.5 billion in 1998. (NYSE:AMD).

AMD, the AMD logo, AMD Athlon and combinations thereof are trademarks of Advanced Micro Devices, Inc.